Exhibit 99.1
For Immediate Release
Feburary 7, 2008
NORDSTROM REPORTS JANUARY SALES
     SEATTLE — February 7, 2008 — Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $486.3 million for the four-week period ended February 2, 2008, compared to sales of $610.1 million for the five-week period ended February 3, 2007. Same-store sales decreased 6.6 percent and total sales decreased 20.3 percent. Notably, the 2006 fiscal calendar had 53 weeks compared to the company’s normal operating calendar of 52 weeks. As a result, both the previous January sales period and the fourth quarter of fiscal 2006 had one additional week compared to the same periods in fiscal 2007. Excluding the extra week of sales in January of fiscal 2006 for comparative purposes, January total sales decreased 1.2% in fiscal 2007. The extra week of sales affects the total sales calculations, but does not affect same-store sales calculations.
     Preliminary 2007 fourth quarter sales were $2.51 billion compared to 2006 fourth quarter sales of $2.63 billion. Fourth quarter same-store sales decreased 0.7 percent and total sales decreased 4.4 percent. Excluding the extra week of sales in the fourth quarter of 2006, total sales were flat in the fourth quarter of 2007.
     Preliminary fiscal year 2007 sales were $8.83 billion compared to fiscal year 2006 sales of $8.56 billion. Fiscal 2007 same-store sales increased 3.9 percent and total sales increased 3.1 percent. Excluding the extra week of sales in fiscal 2006, total sales increased 4.6% in fiscal year 2007.
Sales Recording
     To hear Nordstrom’s pre-recorded January sales message, please dial (402) 220-6036. This recording will be available for one week.
JANUARY SALES RESULTS
(unaudited; $ in millions)

	Total Sales[1]			Same-store Sales[2]
			Percent
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2007	2006	(Decrease)	Total	Stores	Stores

January	$486.3	$610.1	(20.3)%	(6.6)%	(8.2)%	0.8%

Fourth Quarter	$2,514.2	$2,630.9	(4.4)%	(0.7)%	(2.3)%	5.8%

Fiscal Year	$8,828.0	$8,560.7	3.1%	3.9%	2.5%	8.7%

Number of stores[3]
Full-line	101	98
Rack and other	55	53
Façonnable boutiques	—	40

Total	156	191

Gross square footage	20,502,000	20,170,000

1	Due to the 53rd week in the fiscal 2006 calendar, the final period last year included a fifth week, which negatively impacts 2007 reported results. Total sales results include sales from the company’s international Façonnable boutiques through August 31, 2007 and the company’s domestic Façonnable boutiques through October 31, 2007.

2	Same-store sales results exclude sales from Façonnable.

3	On October 31, 2007, the company completed the previously announced sale of Façonnable.
Expansion Update
     On February 15, 2008, the company plans to open a full-line store at Aventura Mall in Aventura, Fla.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

Fourth Quarter Earnings Release	Mon., February 25, 2008

February Sales Release	Thurs., March 6, 2008
March Sales Release	Thurs., April 10, 2008
April Sales Release	Thurs., May 8, 2008
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 156 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 101 Full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, one free-standing shoe store, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:	Media Contact:
Chris Holloway, 206-303-3290	Michael Boyd, 206-373-3038
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties. The company’s SEC reports, including its Form 10-K for the fiscal year ended February 3, 2007, contain factors that could affect the company’s financial results and cause actual results to differ materially from any forward-looking information the company may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.